UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): October 7, 2013

WPCS INTERNATIONAL INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	001-34643	98-0204758
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One East Uwchlan Avenue, Suite 301, Exton, PA 19341

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (610) 903-0400

Copy of correspondence to:

Marc J. Ross, Esq.

Thomas A. Rose, Esq.

James M. Turner, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway

New York, New York 10006

Tel: (212) 930-9700 Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

WPCS International Incorporated (the “Company”) previously issued secured convertible notes (the “Notes”) to certain accredited investors (the “Holders”) pursuant to a securities purchase agreement dated December 4, 2012. Pursuant to the terms of the Notes, an event of default occurs when the Company’s common stock is suspended or threatened with suspension from trading on The NASDAQ Capital Market (or an equivalent market). As discussed more fully in Item 3.01 below, the Company received from the Staff of the Listing Qualifications Department of The NASDAQ Stock Market LLC (“NASDAQ”) indicating that the Company’s common stock would be subject to delisting from The NASDAQ Capital Market on October 16, 2013. As a result of the notice from NASDAQ, an event of default occurred under the Notes (the “Event of Default”).

As a result of the Event of Default, the Holders have the right to require the Company to redeem the Notes equal to the greater of (i) 125% of the principal and accrued but unpaid interest owed by the Company to the Holder or (ii) the number of shares of common stock issuable upon full conversion of the Notes multiplied by 125% of the highest closing sales price of the Company’s common stock from October 4, 2013 until the Notes are repaid in full. Currently, the principal amount of Notes outstanding is approximately $3,406,077.

The Company has provided notice to the Holders of the Event of Default, but no Holder has exercised its right of redemption. If the Company is required to repay the Notes, the Company does not have sufficient working capital to repay the outstanding borrowings.

The Company and the Holders have commenced discussions concerning a forbearance or waiver of the Event of Default, however, there can be no assurance that the Company and Holders will come to any agreement (either oral or written) regarding repayment, forbearance, waiver and/or modification of the Notes.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 7, 2013, the Company received a letter from the Staff of the Listing Qualifications Department of NASDAQ indicating that unless the Company timely requests a hearing before the NASDAQ Listing Qualifications Panel (the “Panel”), the Company’s common stock would be subject to delisting from The NASDAQ Capital Market on October 16, 2013 due to the Company’s non-compliance with the applicable $2.5 million stockholders’ equity requirement, as set forth in Listing Rule 5550(b)(1) (the “Stockholders’ Equity Requirement”).

Accordingly, the Company plans to timely request a hearing before the Panel, which will stay any suspension or delisting action until at least the issuance of a formal determination by the Panel following the hearing. At the hearing, the Company will request the continued listing of its securities on The NASDAQ Capital Market pending the completion of its plan to regain and sustain compliance with the Stockholders’ Equity Requirement.

The Panel has the discretion to grant the Company an extension of up to 180 days from the date of the Staff’s determination letter, or through April 7, 2014. While the Company is diligently working to regain compliance with the Stockholders’ Equity Requirement, there can be no assurance that the Panel will grant the Company's request for continued listing pending the completion of its compliance plan.

The Company issued a press release on October 10, 2013, disclosing receipt of the October 7, 2013 letter from NASDAQ. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1* Press Release, dated October 10, 2013, issued by WPCS International Incorporated.

_____

*Document furnished herewith

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WPCS INTERNATIONAL INCORPORATED

Date: October 10, 2013	By:	/s/ JOSEPH HEATER
Joseph Heater
Chief Financial Officer